SEPARATION AGREEMENT AND RELEASE

                  This document sets forth certain understandings and agreements reached by and between Robert Lefcort, acting on his own behalf ("Lefcort"), and Outsource International, Inc. ("Outsource"), and all subsidiary and affiliated companies and divisions (the "Outsource Affiliates"), including all officers, directors, agents, and employees, relating to the termination of the employment of Lefcort, and certain terms and conditions of that certain employment agreement between the parties dated August 6, 1998 (the "Employment Agreement"). This Separation Agreement and Release amends, modifies, and clarifies certain provisions of the Employment Agreement.

                  Under the terms set forth in this Separation Agreement and Release, Lefcort resigns, effective April 6, 2000, his position as President of the Synadyne Division of Outsource International, Inc.

                  In consideration of the amicable end to their employment relationship, Outsource and Lefcort have agreed to the following terms and conditions. To the extent that the terms and conditions contained herein conflict or differ with terms and conditions of the Employment Agreement, the terms and conditions provided herein shall control. Otherwise, unless specifically amended herein, the terms and conditions of the Employment Agreement shall continue to apply and remain in full force and effect.

         1. Separation payment- the parties have agreed that notwithstanding anything to the contrary in the Employment Agreement, Lefcort shall receive a total cash amount of $425,000, less applicable taxes and standard deductions (the "Cash Amount"), as compensation for services rendered to Outsource. The Cash Amount will be paid in equal payments of $ 8173.07 every two weeks, beginning on April 21, 2000 (the "Biweekly Separation Payment"), until paid in full.

         2. Payment of regular wages. Lefcort will receive his usual biweekly wage payment on April 7, 2000, and a payment of one week's wages on April 21, 2000, in addition to the Biweekly Separation Payment due on April 21, 2000.

         3. Vacation Pay. On April 21, 2000, Lefcort shall receive, in addition to the Biweekly Separation Payment, a one time payment in the amount of $ 6,346.16 (the "Accrued Vacation Payment"). The Accrued Vacation Payment is for vacation accrued but not used in the years 1999 and 2000. Lefcort agrees that the amount of $3,846.15, which amount represents the draw received by Lefcort during the year 2000, shall be subtracted from, and applied against, the Accrued Vacation Payment, resulting in a net payment to Lefcort of $2500.01.

              The Employment Agreement is hereby amended to conform to the terms and conditions stated in this paragraph one. Lefcort agrees that the only payments he is entitled to receive under paragraph 7 of the Employment Agreement are the payments described in paragraphs 1-3 herein.


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         4.   Retention Bonus. Lefcort will receive a lump sum payment on April
              15, 2000, in the amount of $80,000, which amount is the retention bonus described in that certain letter agreement between the parties dated September 1, 1999.

         5. OSI agrees to provide a loan to Lefcort in the amount of $170,286.00 on June 1, 2000 (the "Loan Amount"). The Loan Amount shall be amortized over a period of 52 weeks, and there shall be no interest applied to the loan. Lefcort agrees to pay the Loan Amount in full to OSI on or before June 1, 2002. Lefcort agrees to pay the Loan Amount to OSI in equal installments of $3274.15 every two weeks (the "Loan Payment"). Lefcort agrees that, beginning on June 2, 2000, the Loan Payment will be deducted from the net, Biweekly Separation Payment made by OSI, as described in paragraph one herein, until the entire Loan Amount is paid in full. Lefcort agrees to execute any and all documents deemed necessary by OSI or its lenders to memorialize the loan described herein.

         6. Outsource Stock Options. Pursuant to paragraph 7.b.ii of the Employment Agreement, all Outsource International, Inc. stock options previously granted to Lefcort vested fully as of April 6, 2000 (the "Vested Options"). Paragraph 7.b.ii is hereby amended to provide that Lefcort shall have the right to exercise the Vested Options for up to three years after the effective date of Separation Agreement and Release, subject to the approval of the Outsource International, Inc. board of directors (the board's decision regarding the exercise of stock options beyond the period of time provided for in the Employment Agreement is referred to herein as the "Option Extension"). In no event shall the exercise period be less than what is provided in the Employment Agreement. Lefcort also agrees to be bound by any other restrictions placed on the exercise of stock options by the board in connection with the Options Extension. The parties agree to execute an addendum to each Outsource stock option agreement to which Lefcort is a party that sets forth the Option Extension after the board of directors decides the Option Extension issue. Lefcort acknowledges and agrees that the exercise of stock options shall be subject to applicable tax laws. Lefcort will be solely responsible for paying all taxes associated with the exercise of any stock options.

         7. Reimbursement of Expenses. Outsource will reimburse Lefcort for any outstanding business expenses incurred through March 31, 2000.

         8. Benefits. Outsource will continue all employee welfare benefits currently provided by Outsource to Lefcort, including, but not limited to group health, dental, vision, short term disability, long term disability, and life, in accordance with the terms and conditions of paragraph 7.b.iii of the Employment Agreement. Lefcort will continue to be responsible for paying all premiums for such benefits that he was paying as of April 6, 2000. Lefcort will be eligible for COBRA benefits, and will be responsible for paying COBRA premiums beginning on May 1, 2001.

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         9.   OSI agrees to complete the Rights Agreement. OSI agrees to complete the Rights Agreement relating to Lefcort's OSI common stock within 90 days of the date of this Separation Agreement and Release.

        10. OSI will indemnify Lefcort unconditionally in the event the state of Florida assesses any fine, penalty, or other costs against Lefcort in connection with any complaint filed by the State of Florida Department of Business and Professional Regulation relating to his status as a Controlling Person under the Florida Employee leasing statute..

         In consideration for the foregoing, Lefcort agrees as follows:

                  Lefcort waives and releases any and all claims, suits, damages, liabilities, debts, and rights, and causes of action, in law or in equity, of any kind whatsoever, which he has or may have had against Outsource including, but not limited to, any claims, rights, or causes of action based on any federal, state or local laws, statutes, ordinances, public policy or executive orders, including, but not limited to, such as Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Acts of 1966, 1971, and 1991, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C.
                  Section 621, the Fair Labor Standards Act of 1974, as amended, the Florida Civil Rights Act of 1992, Section 760.11, Fla. Stat., the Florida Workers' Compensation Act retaliatory discharge provision, Section 440.205, Fla. Stat., and any other applicable state, city or local ordinance, or any other state or federal constitutional claim, right, public policy, or cause of action.

                  This waiver and release shall not apply to any action by Lefcort to enforce the terms and conditions of this Separation Agreement and Release, or the terms and conditions of the Employment Agreement, as amended herein.

                  Unless required to do so under applicable law, the parties agree that they each will keep the existence of and terms and conditions of this Separation Agreement and Release strictly confidential. The parties agree that a breach by either party of the promises of confidentiality and nondisclosure set forth herein shall be a material breach of this Separation Agreement and Release.

                  Neither this Separation Agreement and Release, nor anything contained herein, is to be construed as an admission by Outsource or by Lefcort of any liability or unlawful conduct whatsoever.


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

                  This Separation Agreement and Release shall be governed by and construed in accordance with the laws of the State of Florida, and cannot be amended, modified, or supplemented except by a written agreement entered into by both parties hereto. Any action or suit to enforce or interpret this Separation Agreement and Release shall be filed in Palm Beach County, Florida. Except as specifically amended herein, this Separation Agreement and Release does not affect any obligations of Lefcort under his Employment Agreement. In particular, the non-competition, non-solicitation, and confidentiality provisions of the Employment Agreement shall remain in full force and effect, and all parties agree to honor all such provisions. In the event any provision of this Separation Agreement and Release is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Separation Agreement and Release shall continue unabated and in full force and effect. All obligations of a continuing nature created by this Separation Agreement and Release shall survive its expiration or termination.

                  The company has advised Lefcort to consult with an attorney prior to executing this Separation Agreement and Release, and Lefcort acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Separation Agreement and Release.

                  This Separation Agreement and Release may be revoked by Lefcort for a period of seven (7) days following execution, and the Separation Agreement and Release shall not become effective or enforceable until the revocation period has expired. Revocation must be in writing and either delivered personally within seven (7) days or postmarked within seven (7) days and delivered by certified mail, to the Outsource International, Inc. representative executing this Separation Agreement and Release.

                  Both parties were provided a full opportunity to review the foregoing, and they are in complete and full agreement of the aforesaid matters and have affixed their signatures below.


Outsource International, Inc.                   Employee


By:      /s/ Jon H. Peterson                    /s/ Robert A. Lefcort
         -------------------                    ---------------------
         Jon H. Peterson                        Robert A. Lefcort
Its:     Vice President

Date:    4/6/00                                 Date:    April 6, 2000



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